Exhibit 3.31

STATE OF LOUISIANA

PARISH OF ORLEANS

ARTICLES OF ORGANIZATION

OF

JAZZ CASINO COMPANY, L.L.C.

The undersigned does hereby form and organize a limited liability company, pursuant to the Limited Liability Company Law of Louisiana, La. R.S. 12:1301 et seq., and in accordance therewith adopts the following Articles of Organization, to-wit:

ARTICLE I

The name of this limited liability company is Jazz Casino Company, L.L.C.

ARTICLE II

This limited liability company shall have perpetual existence; provided, however, that it shall be subject to dissolution in accordance with the written operating agreement of the limited liability company.

ARTICLE III

The purpose of this limited liability company is to engage in any lawful activity for which limited liability companies may be formed under the Louisiana Limited Liability Company Law, La. R.S. 12:1301 et seq.

ARTICLE IV

This limited liability company shall be managed by its member or members.

ARTICLE V

Persons dealing with this limited liability company may rely upon a certificate of JCC Holding Company, the sole initial member of this limited liability company, to establish the membership of any member, the authenticity of any records of this limited liability company, or the authority of any person to act on behalf of this limited liability company, including but not limited to the authority to take the actions referred to in La. R.S. 12:1318(B).

ARTICLE VI

In addition to the general authority of the member or members of this limited liability company to act on behalf of this limited liability company in all matters in the ordinary course of its business, which is hereby confirmed, the member or members of this limited liability company are hereby specifically authorized to act on behalf of this limited liability company as follows: (a) to enter into and carry out contracts and agreements of all kinds including but not limited to opening accounts at a bank or other financial institution; (b) to bring and defend actions at law or in equity; (c) to buy, acquire, sell, lease, convey, exchange, agree to sell or buy, dispose of, manage, lease or operate real or immovable property, personal or movable property, whether tangible, intangible, corporeal or incorporeal, including all property now owned or hereinafter acquired by this limited liability company, whether now or in the future, for such consideration as the member or members may deem appropriate, including for cash, credit, a combination of both or exchange of property rights, with such acts to contain such terms and conditions as the member or members may deem necessary, proper and/or advisable; (d) to borrow monies for the business of this limited liability company from any bank, financial institution, corporation, person or entity and guaranty the debts and obligations of any person or entity and from time to time make, execute and issue promissory notes and other negotiable or non-negotiable instruments, continuing guaranties or evidences of indebtedness, all to be on such terms and conditions and to contain such rates of interest and repayment terms as the member or members may deem necessary; (e) to assign, pledge, mortgage or grant security interests in or otherwise incumber any real or immovable property, personal or movable property, whether tangible, intangible, corporeal or incorporeal including all property now owned or hereinafter acquired by this limited liability company, whether now or in the future, and to execute and bind this limited liability company on any mortgage, assignment, security agreement, financing statement, pledges or any other document creating such encumbrances to secure the obligations of this limited liability company or any other person or entity with such documents to contain the usual and customary security clauses, including without limitation a confession of judgment, waiver of appraisal and pact de non alienando, all upon such terms and conditions as the member or members may deem proper; and (f) to do and perform all such other things as may be in furtherance of this limited liability company’s purpose and necessary or appropriate to the conduct of its business.

THUS DONE AND EXECUTED by the organizer on the 8th day of December, 1997, before the undersigned competent witnesses.

WITNESSES:

JOHN W. COLBERT, ORGANIZER